                                                                   Exhibit 10.21

                       SHELL EPOXY RESINS NEDERLAND B.V.



                                      and



                       SHELL NEDERLAND RAFFINADERIJ B.V.



                     --------------------------------------
                          FIRST AMENDED AND RESTATED
                                    PERNIS
                           SITE SERVICES, UTILITIES,
                           MATERIALS AND FACILITIES
                                   AGREEMENT
                     --------------------------------------

                                                PERNIS SNR FORWARD SUMF (RESINS)

                               TABLE OF CONTENTS

ARTICLE 1:   DEFINITIONS.......................................................1
ARTICLE 2:   INTERPRETATIONS...................................................8
ARTICLE 3:   OBJECT AND SCOPE.................................................10
ARTICLE 4:   CATEGORIES OF SUMF...............................................11
ARTICLE 5:   SUMF CHARGES.....................................................11
ARTICLE 6:   SUMF CHARGES WITH REFERENCE TO COST..............................11
ARTICLE 7:   PAYMENT TERMS....................................................14
ARTICLE 8:   ANNUAL FORECAST; ANNUAL PLAN AND BUDGET; AND CURTAILMENT.........16
ARTICLE 9:   LIABILITY AND INDEMNITY..........................................17
ARTICLE 10:  TERM AND TERMINATION; REDUCTION OF CAPACITY
             RESERVATION......................................................21
ARTICLE 11:  INTELLECTUAL PROPERTY RIGHTS.....................................28
ARTICLE 12:  CONFIDENTIALITY..................................................28
ARTICLE 13:  ADDITIONAL SUMF AND CAPITAL IMPROVEMENTS
             TO SUMF ASSETS...................................................30
ARTICLE 14:  DAMAGE TO SUMF ASSETS............................................31
ARTICLE 15:  METERING OF SUPPLY, CONSUMPTION AND DELIVERY.....................31
ARTICLE 16:  JOINT OPERATING COMMITTEE........................................32
ARTICLE 17:  MISCELLANEOUS....................................................32
ARTICLE 18:  FORCE MAJEURE....................................................33
ARTICLE 19:  DISPUTE RESOLUTION...............................................34
ARTICLE 20:  FURTHER ASSURANCE................................................35
ARTICLE 21:  COSTS AND EXPENSES...............................................35
ARTICLE 22:  ASSIGNMENT AND DELEGATION........................................35
ARTICLE 23:  SEVERABILITY.....................................................36
ARTICLE 24:  NO AGENCY OR PARTNERSHIP.........................................36
ARTICLE 25:  REMEDIES AND WAIVER..............................................37
ARTICLE 26:  ENTIRE AGREEMENT AND VARIATION...................................37
ARTICLE 27:  NOTICES..........................................................37
ARTICLE 28:  GOVERNING LAW....................................................38
ARTICLE 29:  LANGUAGE.........................................................39
ARTICLE 30:  COUNTERPARTS.....................................................39

SCHEDULE 1:  INFORMATION......................................................
SCHEDULE 2:  ITEMS OF SUMF....................................................
SCHEDULE 3:  SUMMARY OF SUPPLIER'S ACCOUNTING PRACTICES.......................
SCHEDULE 4:  CURTAILMENT PROCEDURES...........................................
SCHEDULE 5:  JOINT OPERATING COMMITTEE AND STEERING
             COMMITTEE........................................................
SCHEDULE 6:  ALLOCATION KEYS..................................................
SCHEDULE 7:  BUDGET...........................................................

                                                PERNIS SNR FORWARD SUMF (RESINS)
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          FIRST AMENDED AND RESTATED PERNIS SITE SERVICES, UTILITIES,

                       MATERIALS AND FACILITIES AGREEMENT

THIS FIRST AMENDED AND RESTATED AGREEMENT made the 1st day of November, 2000
BETWEEN:

1. SHELL EPOXY RESINS NEDERLAND B.V., a company incorporated under the laws of The Netherlands with its registered office at Vondelingenweg 601, 3196 KK Vondelingenplaat, Rotterdam, The Netherlands (the "Purchaser"); and

2. SHELL NEDERLAND RAFFINADERIJ B.V., a company incorporated under the laws of The Netherlands with its registered office at Vondelingenweg 601, 3196 KK Vondelingenplaat, Rotterdam, The Netherlands (the "Supplier").

WHEREAS

(A)  The Supplier or Affiliates of the Supplier operate the Site;

(B)  The Purchaser owns the Plant;

(C) The Parties have entered into a Site Services, Utilities, Materials and Facilities Agreement (the "SUMF Agreement") dated 29/th/ October, 1999 for the supply and purchase of certain SUMF Items in connection with such operations and assets;

(D) Shell Petroleum N.V., an Affiliate of the Supplier, has on September 11, 2000 entered into a Sale Agreement with Shell Epoxy Resins, Inc. ("SER"), pursuant to which it is selling to SER its interest in the shares of Shell Epoxy Resins Holdings B.V., the parent company of the Purchaser; and

(E) In connection with the closing of such sale transaction, the Parties want to amend and restate the SUMF Agreement as set forth below:

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1: DEFINITIONS

In this Agreement and the Schedules hereto:

     "AFFILIATE" means in relation to the Supplier, N.V. Koninklijke Nederlandsche Petroleum Maatschappij, The "Shell" Transport and Trading Company, p.l.c. (together the "Parent Companies") or any entity other than the Parties which is directly or indirectly affiliated with either or both of the Parent Companies.

     In relation to the Purchaser, "Affiliate" means Shell Epoxy Resins Holdings B.V. and any entity other than the Parties which is directly or indirectly affiliated with that company.

     In relation to any Third Party successors of the Parties, "Affiliate" means any entity which is directly or indirectly affiliated with that Third Party successor.

     For the purposes of this definition, a particular entity is:

     (i) directly affiliated with another entity or entities if the latter hold(s) or otherwise control(s) by proxy or agreement shares or other ownership interests carrying more than fifty percent (50%) of the votes exercisable at a general shareholders meeting (or its equivalent) of the entity in question; and

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     (ii) indirectly affiliated with an entity or entities (the "parent or parents") if a series of entities can be specified, beginning with their parent or parents and ending with the particular entity, so related that each entity or entities in the series, except the parent or parents, is directly affiliated with one or more of the entities earlier in the series;

     Notwithstanding the foregoing, none of the portfolio companies of Apollo Management IV, L.P. or its affiliates other than Shell Epoxy Resins, Inc. and its subsidiaries shall be deemed to be an Affiliate of Shell Epoxy Resins, Inc. or any of its subsidiaries.

     "AGREEMENT" means this First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement, including its Schedules and attachments, and any amendments hereto to which the Parties may consent from time to time;

     "ANNUAL PLAN AND BUDGET" means the annual plan and budget approved under
     ARTICLE 8. The Annual Plan and Budget for the First Operating Year is the relevant part of the Annual Plan and Budget set out in SCHEDULE 2.

     "BANKRUPTCY EVENT" means, in relation to any Party, (i) the making of a general assignment for the benefit of creditors by such Party; or (ii) the entering into of any arrangement or composition with creditors (other than for the purposes of a solvent reconstruction or amalgamation); or (iii) the institution by such Party of proceedings (a) seeking to adjudicate such Party as bankrupt or insolvent or seeking protection or relief from creditors, or (b) seeking liquidation, winding up, or rearrangement, reorganisation or adjustment of such Party or its debts (other than for purposes of a solvent reconstruction or amalgamation), or (c) seeking the entry of an order for the appointment of a receiver, trustee or other similar official for such Party or for all or a substantial part of such Party's assets; or (iv) the institution of any proceeding of the type described in (iii) above against such Party;

     "BUSINESS DAY" means any day of the week other than Saturday, Sunday or a public holiday at the location of the Plant;

     "COMMERCIALLY REASONABLE" when used in the context of efforts to be taken means efforts which would ordinarily be taken by a business person in the applicable industry were he in the position under this Agreement of being the supplier of SUMF Items or the owner of the Plant, whichever shall be the relevant case. Such efforts shall only be taken at the sole cost and request of the Party entitled to request or require "commercially reasonable" efforts ("the Requiring Party") provided however, that the Party who undertakes such efforts shall not be (i) obligated to interfere with its own business activities or plans, nor (ii) required to employ additional employees in order to accomplish such matters, nor (iii) required to expend any of its own funds to accomplish such request without the right to reimbursement from the Requiring Party;

     "CONFIDENTIAL RECORD" means, without limitation, any publications, printed matter, manuals, reports, letters, telexes, drawings, computer programs, photographs, films,

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     video, tape, diskette, CD-ROM and other information carriers or media conveying information and any other material containing confidential information;

     "DEFAULT RATE" means a percentage equal to the base lending rate of the bank specified in Schedule 1 plus three percent (3%) p.a.;

     "DELIVERY POINT(S)" means the location(s) specified in the Schedules to which each SUMF Item will be delivered and at which title and risk passes from the Supplier to the Purchaser for each SUMF Item;

     "DIRECT SITE COSTS" means the direct fixed costs (without mark-up or profit factor, except in accordance with ARTICLE 6.1(F)) incurred at the Site by the Supplier in providing SUMF but which do not vary with consumption, usage or production. Fixed costs include personnel costs (which include, but are not limited to, wages, associated benefits, applicable taxes and allocated pension costs) for the personnel directly involved in the provision of SUMF Items and the costs of any SUMF Items procured by the Supplier for the Purchaser from a Third Party in accordance with this Agreement.

     If costs, including personnel costs, are incurred at the Site partly in connection with providing SUMF and partly in connection with other activities, an allocation of such costs shall be included in Direct Site Costs.

     For the avoidance of doubt, Direct Site Costs shall not include charges for the depreciation or amortisation of SUMF Assets or any other assets or any other costs that the Supplier or any of its Affiliates is required to bear under the Transaction Documents (other than the Pernis Agreements) or the IPTLA. Costs that the Supplier or any of its Affiliates is required to bear under this Agreement or any other Pernis Agreement shall be borne in accordance with the terms hereof and thereof. The terms of this definition shall not be deemed to modify any provision of any Transaction Document other than this Agreement, including any express payment or reimbursement obligation of the Purchaser to Supplier under any Transaction Document other than this Agreement;

     "DISPUTE" means any dispute or difference which arises between the Parties in connection with or arising out of this Agreement (including, without limitation, any dispute as to the existence, termination or validity of this Agreement or any provision of it);

     "EFFECTIVE DATE" means November 1, 2000;

     "ENVIRONMENTAL AGREEMENT" means the Non-US Environmental Agreement dated as of the Effective Date by and between Shell Petroleum N.V. and SER;

     "ENVIRONMENTAL LAW" means any applicable law relating to Environmental Matters;

     "ENVIRONMENTAL LOSS OR DAMAGE" means any Loss or Damage relating to the infringement on or after the Effective Date of an Environmental Law and/or any other

                                   4         PERNIS SNR FORWARD SUMF (RESINS)
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     Environmental Matter being the basis for any claim or possible claim; (i)
     by governmental authorities for enforcement, fines, cleanup, removal, response, remediation, or other actions or damages pursuant to any applicable Environmental Law; or (ii) by any third person, including the Parties, seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief or otherwise giving rise to Loss or Damage;

     "ENVIRONMENTAL MATTERS" means; (i) the protection of the environment, worker health and safety and/or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any hazardous substance or waste; (ii) the manufacture, processing, distribution, use, treatment, labeling, storage, disposal, transport or handling of any hazardous substance or waste, or (iii) soil or groundwater contamination, air pollution or surface water pollution or other actual or threatened impact on the environment, worker health and safety or public welfare;

     "ENVIRONMENTAL PROTECTION SYSTEM" means any environmental protection system used by Supplier in connection with the provision of the SUMF Items, including without limitation, biotreater, waste water treatment plant, and all pipes, drains, channels, conduits, sumps and other items, plant or machinery connected with or associated with such system;

     "FINANCIAL REPORTING ACCOUNTS" means those books and records maintained by the Supplier for financial reporting to the Supplier's parent company(ies) or corporate headquarters, which shall be maintained in accordance with generally accepted accounting principles and which shall be applied on a consistent basis;

     "FIRM CAPACITY RESERVATION" means the maximum aggregate volume of a SUMF Item to be supplied to the Resins and Versatics businesses, both owned by Purchaser as of the Effective Date, under this Agreement as specified in
     SCHEDULE 2;

     "FIRST OPERATING YEAR" means the period from the Effective Date until the following 31st December;

     "FORCE MAJEURE" has the meaning given to this term in ARTICLE 18.4;

     "GROSS NEGLIGENCE" means a failure to perform a duty of care in reckless disregard of the reasonably foreseeable consequences (as distinguished from a mere failure to exercise ordinary care) which affects the life or property of another;

     "HSE" means health, safety and/or environment;

     "IPTLA" or "INTELLECTUAL PROPERTY TRANSFER AND LICENCE AGREEMENT" means the Agreement dated as of the Effective Date between Shell International Research Maatschappij B.V. and Shell Epoxy Resins Research B.V. relating to intellectual property transfer and licensing;


                                      5       PERNIS SNR FORWARD SUMF (RESINS)
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     "INTEREST RATE" means a percentage equal to the base lending rate of the bank specified in Schedule 1 plus one point five percent (1.5%) p.a.;

     "INVOICE DISPUTE" means a Dispute relating to an invoice for SUMF Charges;

     "JOINT OPERATING COMMITTEE" means the operating committee to be formed of the Purchaser's Representative and the Supplier's Representative which shall have the functions set out in Schedule 5;

     "LEGAL REQUIREMENTS" means all applicable European Union laws and regulations and national and local laws and regulations;

     "LIABILITY" includes all and any claims, liabilities, costs, damages, expenses, fines and penalties;

     "LT SUMF" or "LONG TERM SUMF" has the meaning given to this term in Article 4.3;

     "LOSS OR DAMAGE" means any loss or damage or injury of whatever nature, including without limitation, personal injury, disease and death;

     "METER" means the meter or other appropriate measuring device located at or near the Delivery Point for the relevant SUMF Item;

     "OPERATING AGREEMENT" means the First Amended and Restated Pernis Operating and Maintenance Services Agreement, dated as of the Effective Date between Shell Epoxy Resins Nederland B.V., as owner and Shell Nederland Chemie B.V., as operator.

     "OVERHEADS" means, without duplication of any Direct Site Cost, in relation to each SUMF Item, an equitable allocation of the fixed costs incurred at the Site related to management and operation of the Site that are not specifically attributable to a certain plant at the Site (without mark-up or profit factor, except in accordance with Article 6.1(F)), including the following (where they are not provided as separate SUMF Items): Site management and general services; fire fighting, security and protection of HSE; use of the medical department; office services, accommodation and catering; and taxes;

     Overheads shall not include any allocated costs of corporate services, unless incurred for specific services in the same manner as Third Party services, such as tax, legal or other services and shall not include the fees paid to the Supplier's parent company(ies) or any other Affiliate, division, business unit or headquarters as a share of corporate overhead. For the avoidance of doubt, Overheads shall not include charges for the depreciation or amortization of SUMF Assets and any other costs that Supplier or any of its Affiliates is required to bear under the Transaction Documents (other than the Pernis Agreements) or the IPTLA. Costs that the Supplier or any of its Affiliates is required to bear under this Agreement or any other Pernis Agreement shall be borne in accordance with the terms hereof and thereof. The terms of this definition shall not be deemed to modify any provision of any Transaction Document other than this Agreement, including any express

                                      6      PERNIS SNR FORWARD SUMF (RESINS)
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     payment or reimbursement obligation of the Purchaser to Supplier under any
     Transaction Document other than this Agreement;

     "PARTY" or "PARTIES" means the Supplier and/or the Purchaser as the case requires, their successors and permitted assigns;

     "PERNIS AGREEMENTS" means this Agreement, the Pernis Lease, the First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreements and the First Amended and Restated Pernis Operating and Maintenance Services Agreements, each of which is between SNC and the Purchaser or between the Purchaser and the Supplier;

     "PERNIS LEASE" means the Amended and Restated Agreement of Sub-Lease between the Parties dated as of the Effective Date;

     "PLANT" means either of the plants described in Attachment 1 to Schedule 1 situated at the Site;

     "PRE-CONTRACTUAL STATEMENT" means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement other than the Transaction Documents and the IPTLA;

     "PROPERTY" means, in relation to each Party, the plants, buildings and other improvements, land and/or other real property interests, fixtures, equipment, inventory, finished product, vehicles and other tangible personal property interests owned or leased by a Party that are now or in the future located within the Site or, in relation to the Supplier, elsewhere if used to provide SUMF;

     "PURCHASER'S REPRESENTATIVE" means the person named as being the Purchaser's representative in Schedule 1 and any successor to that position;

     "REASONABLE ACTIONS" when used in the context of actions to be taken, means efforts that would ordinarily be taken by a business person in the applicable industry were he in the position under this Agreement of being the supplier of SUMF Items or the owner of the Plant, whichever shall be relevant;

     "SER" means Shell Epoxy Resins, Inc.

     "SHELL'S HSE AND TECHNICAL STANDARDS" means those standards as defined and applied by the Royal Dutch/Shell group of companies for services and operations hereunder at the location of the Site;

     "ST SUMF" or "SHORT TERM SUMF" has the meaning given to this term in
     ARTICLE 4.1;

     "SITE" means the site described in SCHEDULE 1;

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     "SNC" means Shell Nederland Chemie B.V.;

     "SOLE SUPPLIER SUMF" is referred to in ARTICLE 4.2;

     "STEERING COMMITTEE" means a steering committee consisting of senior representatives of the Purchaser and the Supplier which has responsibilities beyond the daily operation of the Plant. The Steering Committee shall discuss any matters of a general nature and any matters which are fundamental to the performance of this Agreement pursuant to its terms;

     "SUMF" means the site services, utilities, materials and facilities to be supplied under this Agreement;

     "SUMF ASSETS" means those assets of the Supplier directly used in the provision of SUMF;

     "SUMF CHARGE(S)" or "Charge(s)" means the charge(s) to be paid by the Purchaser to the Supplier for each SUMF Item in accordance with ARTICLE 5 and ARTICLE 6;

     "SUMF ITEM" or "Item of SUMF" means any part of SUMF;

     "SUPPLIER'S REPRESENTATIVE" means the person named as being the Supplier's Representative in SCHEDULE 1 and any successor to that position;

     "THIRD PARTY" means any person or company other than the Supplier, the Purchaser or their respective Affiliates;

     "TRANSACTION DOCUMENTS" means:

     (i) that certain Sale Agreement dated September 11, 2000 by and between Shell Petroleum N.V. and SER and all documents executed in connection therewith, including the following:

     (ii)   the Pernis Lease;

     (iii) this Agreement, the First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreements and the First Amended and Restated Pernis Operating and Maintenance Services Agreements, each of which is between SNC and the Purchaser or between the Purchaser and the Supplier;

     (iv)   the Environmental Agreement; and

     (v) other agreements between the Purchaser or any of its Affiliates and the Supplier or any of its Affiliates relating to the Plant or the Site, or any part thereof.

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     "USER" means any company, entity, division, or business unit (including divisions and business units of the Supplier and its Affiliates) to which SUMF or its equivalent is furnished by the Supplier at the Site;

     "VARIABLE COSTS" means those operating costs incurred at the Site by the Supplier in providing SUMF which vary primarily based on consumption, usage or production and which are reconcilable with the cost accounting system of the Supplier existing as of the Effective Date and as from time to time modified by the Supplier (if applied to the entire Site), including the costs of air, cooling water, electricity, fuel, nitrogen, process materials, steam and applicable taxes, but not depreciation; and

     "WILFUL MISCONDUCT" means an intentional act or omission which is in disregard of (a) a known risk or a risk so obvious that it cannot be said one were truly unaware of it and (b) a risk so great that it is highly probable that harm will follow.

ARTICLE 2:  INTERPRETATIONS

2.1  In this Agreement, unless otherwise specified:

     (A) references to Articles and Schedules are to Articles of, and Schedules to, this Agreement;

     (B)  use of any gender includes the other genders;

     (C) references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

     (D) references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

     (E) references to "USD", "NLG" and "EURO" are to United States Dollars, Dutch Guilders and the single currency of the European Union, respectively;

     (F) any reference to a "day" (including within the phrase "Business Day") shall mean a period of 24 hours running from midnight to midnight;

     (G) a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time;

     (H) where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

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     (I)  references to the Purchaser shall be deemed to include its successors and assigns and references to the Supplier shall be deemed to include its successors and assigns;

     (J) a reference to this "Agreement" or any other agreement or document shall be construed as a reference to it as amended, modified or novated from time to time.

2.2 The table of contents and headings in this Agreement are inserted for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.

2.3 In the event of a conflict between the terms and conditions set out in the main body of this Agreement and any of the Schedules or attachments, the relevant Schedule or attachment shall prevail, in relation to that Schedule, unless expressly stated otherwise in this Agreement.

2.4 In the event of any inconsistency between the provisions of this Agreement and the Intellectual Property Transfer and Licensing Agreement, the terms of the Intellectual Property Transfer and Licensing Agreement shall prevail.

2.5 Purchaser and Supplier acknowledge that (notwithstanding any provision to the contrary in this Agreement), the provisions of Clause 10.3 of the Environmental Agreement between Shell Petroleum N.V. and Shell Epoxy Resins, Inc. for the Non-U.S. properties dated the date hereof (the "Environmental Agreement") shall apply as between any Seller Indemnified Party (as defined in the Environmental Agreement) and SER Indemnified Party (as defined in the Environmental Agreement) and any Person (as such term is defined in the Environmental Agreement) to whom a transfer or assignment is made in accordance with Clause 11.1 of the Environmental Agreement. Any obligation or liability of any SER Indemnified Party or Seller Indemnified Party under this Agreement shall be without prejudice to the rights, if any, of the relevant party to claim Environmental Damages (as defined under the Environmental Agreement) under the Environmental Agreement.

ARTICLE 3: OBJECT AND SCOPE

3.1 Subject to ARTICLE 8.9 and Article 18, the Supplier agrees to supply to the Purchaser and the Purchaser agrees to purchase from the Supplier the SUMF Items described herein under the terms and conditions set out in this Agreement. Except as otherwise provided in SCHEDULE 2, the Purchaser shall purchase the amounts of each SUMF Item up to its Firm Capacity Reservation until termination of the supply of such SUMF Item in accordance with the provisions of this Agreement or the relevant schedule.

3.2 A description and, where appropriate, the technical specifications, the price, delivery terms, specific exclusions and limitations, if any, on consumption and supply, and such other details as this Agreement may require or as the Parties may agree, of each SUMF Item are set out in
     SCHEDULE 2.

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3.3  Firm Capacity Reservation amounts for each SUMF Item as agreed by the
     Parties are set out in SCHEDULE 2 where applicable.

3.4 If the Purchaser or the Supplier subsequently wishes to change the nature, quantity or type of any SUMF Item provided hereunder, the other Party shall use reasonable efforts to accommodate such request but with no obligation to make such change. ARTICLE 10.4 provides the Purchaser's right to reduce its Firm Capacity Reservations for certain SUMF Items.

3.5 Title to and risk of loss of a SUMF Item shall pass from the Supplier to the Purchaser at the Delivery Point(s) specified in SCHEDULE 2.

3.6 The Supplier makes no representations or warranties express or implied with respect to any SUMF Items except as expressly set forth in this Agreement. No representation or warranty shall be implied under this Agreement or at law, including but not limited to, any warranty as to merchantability or any warranty as to fitness for a particular purpose in relation to any SUMF Item. The Supplier provides no warranty as to the performance of any computer system, digital device and any component thereof. The Purchaser acknowledges that except as expressly set forth herein, no representations or warranties are being made herein and releases and relieves the Supplier from and hereby waives any such other representations or warranties.

3.7 In the performance of their obligations under this Agreement the Parties shall act in good faith and in substantial compliance with all applicable laws.

ARTICLE 4: CATEGORIES OF SUMF

4.1 SUMF Items specified in SCHEDULE 2 as "Short Term SUMF" shall be supplied to the Purchaser by the Supplier on an initial short term basis upon the terms and for the period stated therein, provided that such term shall be automatically extended unless either Party elects to terminate the supply of a particular Short Term SUMF. Article 10 provides specific termination provisions for Short Term SUMF Items.

4.2 The supply of SUMF Items specified in SCHEDULE 2 as "Sole Supplier SUMF" may not be terminated by the Purchaser or the Supplier except by way of a termination of this Agreement as a whole.

4.3 SUMF Items specified in SCHEDULE 2 as "Long Term SUMF" shall be supplied to the Purchaser by the Supplier on a long term basis. ARTICLE 10 provides specific termination provisions for Long Term SUMF Items.

4.4 Any SUMF Item that is not specified as being either a Short Term SUMF or a Sole Supplier SUMF shall be a Long Term SUMF.

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ARTICLE 5: SUMF CHARGES

5.1 In consideration of the supply of the SUMF Items by the Supplier to the Purchaser, as provided herein, the Purchaser shall pay the Supplier the SUMF Charges specified in SCHEDULE 2. In no event shall SUMF Charges include any costs charged to Purchaser under any other agreement between the Purchaser and the Supplier or any of the Affiliates of the Supplier.

5.2 The Purchaser shall be responsible for any existing or future sales tax, use tax, value added tax, environmental tax or other governmental charge or tax (other than taxes measured by income) levied or imposed on the Supplier with respect to any SUMF Items consumed by the Purchaser. The Purchaser shall also bear any increase in the cost of providing a SUMF Item which results from a change in law. The charges to be paid by Purchaser under this ARTICLE 5.2 shall be without duplication to the charges set forth in the Schedules and ARTICLE 5.1.

ARTICLE 6: SUMF CHARGES WITH REFERENCE TO COST

6.1 Where SUMF Charges are to be determined wholly or partly by reference to cost the following shall apply:

     (A) Except as otherwise provided in this ARTICLE 6 or in SCHEDULE 2, the Purchaser shall pay:

          (i) its share of Variable Costs for each SUMF Item based on the Purchaser's actual consumption of such SUMF Item;

          (ii) its share of Direct Site Costs for each SUMF Item based on the fraction equal to the Purchaser's Firm Capacity Reservation of such SUMF Item compared to the total Site capacity of such SUMF Item or the other relevant allocation key or keys specified in
                SCHEDULE 6;

          (iii) its share of Overheads for each SUMF Item without duplication of Direct Site Costs based on the fraction equal to the Purchaser's Firm Capacity Reservation of such SUMF Item compared to the total Site capacity of such SUMF Item or any other allocation key specified in SCHEDULE 6; and

          (iv)  the infrastructure charge specified in SCHEDULE 2.

     (B) For the avoidance of doubt, wherever and to the extent the Supplier enjoys a pension fund contribution holiday, the Purchaser will share in the benefit of such holiday only until the date when the Supplier resumes contributions to the pension fund at which point the pension fund contributions for the relevant employees shall be included in the Direct Site Costs.

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

     (C) Costs will be ascertained and charged pursuant to the Supplier's cost accounting practices which the Supplier represents are used for, or are directly reconcilable with, its Financial Reporting Accounts. A summary of the Supplier's current accounting practices for its Financial Reporting Accounts is attached hereto in SCHEDULE 3. The Supplier may modify its cost accounting practices for its Financial Reporting Accounts from time to time in the normal course of business in conformity with generally accepted accounting principles; but in all events, after the Supplier has permitted the Purchaser to review, and has consulted with the Purchaser as to, such modification. Notwithstanding the foregoing, the Supplier shall not make any such modification unless (i) it is for a legitimate business purpose not designed solely to increase SUMF Charges to the Purchaser or to Users generally and (ii) it does not have a discriminatory economic effect on the Purchaser relative to other Users except as may be permitted in this Agreement or as may be implemented to correct errors. The cost of any component of SUMF Items procured by Supplier through a Third Party shall be passed through to Purchaser at Supplier's cost plus an allocation and charge for any applicable Overheads. The Parties expressly acknowledge that any dispute pursuant to this ARTICLE 6.1(C) is subject to the provisions of ARTICLE 19.

     (D) The Purchaser shall not be responsible for any termination costs resulting from the Supplier's fixed cost reduction efforts in response to a reduction or termination of demand by any User other than the Purchaser except to the extent that the Purchaser benefits from the reduction efforts, in which case the Purchaser shall bear its proportionate share of the costs up to but not in excess of the benefit derived.

          Conversely, the Purchaser shall pay the reasonable costs, including personnel termination costs (including those actuarially determined) determined in accordance with ARTICLE 10.9, which result from the Supplier's fixed cost reduction efforts in response (i) to a permanent or long-term reduction by the Purchaser of a Sole Supplier SUMF Item or a Long Term SUMF Item or (ii) to the termination of a Short Term SUMF Item for which the termination rights of the Supplier cannot be exercised earlier than upon termination of the Operating Agreement (as provided in the schedules attached to this Agreement) and for which the Purchaser exercises its right of termination of the supply of such Short Term SUMF Item prior to the termination of the Operating Agreement.

     (E) The Purchaser shall bear the costs of any redundancy programme in accordance with ARTICLES 10.8 and 10.9 below required as a result of any productivity improvement to a particular SUMF Item in proportion to the reduction of the relevant SUMF Charges to the Purchaser before and after the productivity improvement as compared to the reduction of SUMF Charges to all other Users before and after the productivity improvement; provided however that such costs to be paid by Purchaser shall not exceed such reduction in SUMF Charges realized by Purchaser.

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

     (F) If under applicable tax or other laws, the Supplier must charge a mark-up or profit factor with respect to any SUMF Charge, or, alternatively, if a profit factor is imputed under applicable tax or other laws, the Parties shall, in good faith and with the view to minimising the financial impact of such mark-up or profit factor on the Purchaser, discuss and agree to such revision to the SUMF Charge as will ensure compliance with the relevant tax or other laws. Any failure by the Parties to reach agreement on the revision to be made shall constitute a Dispute.

     (G) Unless the Parties agree otherwise in SCHEDULE 1, the Parties shall keep accurate books and records of their activities relevant to this Agreement, for at least two (2) years after the calendar year in question or such longer period as may be required by law.

     (H) To verify the correctness of all invoices issued and payments made hereunder for the current calendar year and for any of the two (2) preceding years and/or to verify the implementation of the Supplier's curtailment procedures, and/or to verify the other Party's meter readings a Party, upon at least sixty (60) days prior written notice and at reasonable times and intervals but not more than once in any calendar year, may require that, at the requesting Party's cost, an independent public auditor, being a firm of international repute, performs an audit for such purposes. Any such audit shall be pursued diligently and completed no later than ninety (90) days after its commencement.

          The Parties shall provide such auditors with the necessary data and explanations reasonably necessary for the calculation of the SUMF Charges and the basis therefor.

          The requesting Party undertakes to procure that such auditors are bound by obligations of confidentiality at least as strict as those set out in ARTICLE 12.

          Any report produced by such auditors shall be provided to both the Purchaser and the Supplier and shall state the results of the aforementioned verifications. If such report reveals that errors have been made and that a Party was overcharged or undercharged by an amount equal to or greater than USD20,000 or its equivalent in local currency, the report shall state the nature, amount and consequences of such error(s) together with such additional information as is reasonably necessary to explain the genesis of those errors and to enable the Parties to avoid recurrence thereof.

          Any refund of an overpayment or payment of an additional sum shall be made within 28 days following the provision by the auditors of their report and shall include interest at the Interest Rate for the time period commencing when the overpayment was made or the underpayment amount would otherwise have been due and ending on the date of any refund or additional payment in consequence of the audit.

                                      14        PERNIS SNR FORWARD SUMF (RESINS)

          In the event of an overcharge equal to or greater than USD20,000 or its equivalent in local currency the Supplier will reimburse the Purchaser, if the Purchaser is the requesting Party, for the audit costs. In the event of an undercharge equal to or greater than USD20,000 or its equivalent in local currency and such an undercharge being attributable to an error or errors relating to metering equipment owned by the Purchaser, the Purchaser shall reimburse the Supplier, if the Supplier is the requesting Party, for the audit costs.

          Failure to make any requisite payment relating to an overcharge or undercharge within the 28 days period shall constitute a Dispute for resolution in accordance with ARTICLE 19.

ARTICLE 7: PAYMENT TERMS

7.1  The Purchaser shall pay the SUMF Charges in the currency specified in
     SCHEDULE 1.

     In no event shall either Party be entitled to set off or reduce any payments due and owing to the other Party under this Agreement by any amount which the first Party claims are owed to it by the other Party pursuant to any other agreement between the Parties.

7.2 Unless otherwise set out in the relevant Schedules, the provisions set out below apply:

     (A) The Supplier shall provide the Purchaser with an invoice for SUMF Charges by the 5th day of each month.

     (B) For the first two months of every twelve month billing cycle the amount invoiced shall be the amount budgeted for those months in the Annual Plan and Budget.

     (C) For the next ten months of such twelve month billing cycle the amount invoiced shall be the actual SUMF Charge for the month before the preceding month.

     (D) The final reconciliation for a twelve month billing cycle shall be made within 60 days of the end of such cycle. The aggregate budgeted SUMF Charges for the first two months of the cycle shall be reconciled against the aggregate actual SUMF Charges for the eleventh and twelfth months of the cycle and following such reconciliation the relevant Party shall make an adjusting payment against an appropriate invoice or credit note within thirty (30) days of the date of the relevant invoice or credit note, which credit note or invoice shall include interest computed at the Interest Rate for the applicable period.

     (E) The invoices shall be broken down in sufficient detail to indicate the SUMF Charges for each SUMF Item supplied during the period in question. The SUMF Charge for each SUMF Item shall in turn be broken down in sufficient detail as the Purchaser may reasonably request and as the Supplier can reasonably provide.

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

     (F) The Purchaser shall pay each invoice on or before the last day of the month of issue of the relevant invoice. From the due date, interest will accrue on the undisputed invoice amount at the Default Rate.

     (G) If the Purchaser disagrees with an amount invoiced for SUMF Charges, the Purchaser shall advise the Supplier in writing ("Invoice Dispute Notice") of the amount disputed within sixty (60) days of the date of the invoice and the reason why the Purchaser considers the SUMF Charges not to be properly made. Subject to ARTICLE 7.2(H), the Purchaser is entitled to defer payment of the disputed invoice amount if the disagreement cannot be resolved before the normal due date but the Purchaser is required to pay timely the undisputed invoice amount. Payment of the undisputed invoice amount shall not constitute approval of the entire invoice.

     (H) The Parties shall meet to resolve any dispute with respect to an invoice as expeditiously as possible. The Supplier shall provide to the Purchaser within thirty (30) days after receipt of the Invoice Dispute Notice information in detail sufficient to permit the Purchaser to verify the accuracy of such invoice. The Purchaser shall either accept the Supplier's response or give written notice to the Supplier that the Purchaser continues to question such invoice. Promptly after receipt of such notice, the Supplier and the Purchaser shall negotiate in good faith with respect to resolving such question. If the Supplier and the Purchaser cannot resolve such question in a mutually satisfactory manner within twenty (20) days after such notice shall have been given, the question shall promptly be submitted to a firm of independent public auditors, of international repute, as determined by mutual agreement between the Supplier and the Purchaser within another twenty (20) days or, in default of agreement, as chosen by lot from among four independent public auditors, two of which shall be selected by the Supplier and two of which shall be selected by the Purchaser. Such firm will review the applicable books and records of the Supplier and the Purchaser and make such other investigations it shall deem necessary to resolve such question. The costs of retaining such firm shall be borne by the Purchaser unless the firm determines that the Purchaser was overcharged by an amount equal to or greater than USD 20,000 or its equivalent in local currency, in which case the costs of retaining such firm shall be borne by the Supplier. The decision of the auditors shall be final and binding on the parties and not subject to challenge and resolution under ARTICLE 19 and judgment thereon may be entered in any court of competent jurisdiction.

     (I) Any refund of any invoice amount, or payment of any disputed invoice amount, shall be promptly made following the final determination as aforesaid and shall include interest at the Interest Rate based on the actual number of days elapsed from the due date of the original invoice to the date such refund or additional payment is received by the Party concerned.

     (J) The Supplier shall provide the Purchaser with a quarterly report on variations from the Annual Plan and Budget no later than thirty (30) days from the end of

                                      16        PERNIS SNR FORWARD SUMF (RESINS)
          the relevant quarter. In the event of a difference between the Annual Plan and Budget and actual results exceeding the total Annual Plan and Budget by more than 3% for the SUMF Item in question or by more than a 3% change in any tariff with respect to the SUMF Item in question or the equivalent in local currency of USD 50,000, whichever is the greater, the Supplier shall consult with the Purchaser and provide relevant explanations for such differences. The Parties will discuss which actions, if any, are to be taken with respect to such differences.

ARTICLE 8: ANNUAL FORECAST; ANNUAL PLAN AND BUDGET; AND CURTAILMENT

8.1 For operational forecast purposes only, unless the Purchaser otherwise submits to the Supplier on or before 1st June in each calendar year a non-binding annual forecast of its quarterly volume requirements set out on a month by month basis for each SUMF Item for the forthcoming calendar year and estimates of its volume requirements for each SUMF Item for the following four (4) calendar years, the Supplier shall use the prior year's volume forecast for SUMF Items and estimates of volume requirements for the forthcoming year and four subsequent years. The Purchaser shall update any such forecast on or before September 1st of each year to provide its actual forecast.

8.2 Not later than 60 days before the commencement of each calendar year beginning after the Effective Date, the Supplier shall prepare and submit to the Purchaser for approval a draft operational forecast of the SUMF Charges (the "Annual Plan and Budget") for the following calendar year taking into full account the forecast data provided to the Supplier by the Purchaser.

8.3 Following receipt by the Purchaser of the draft Annual Plan and Budget, the Parties shall consult and shall each use all reasonable endeavours to reach agreement thereon. Upon the approval of both Parties, the draft Annual Plan and Budget becomes the Annual Plan and Budget.

8.4 If the draft Annual Plan and Budget is not approved prior to the commencement of the calendar year to which it relates the most recently approved Annual Plan and Budget shall be used until the new Annual Plan and Budget is approved.

8.5 Each Annual Plan and Budget shall be designed to ensure that the SUMF Items are provided in accordance with this Agreement.

8.6 For each SUMF Item, the Annual Plan and Budget for the calendar year 1999 or, as applicable, 2000, is set out in SCHEDULE 2 or SCHEDULE 7, as applicable.

8.7 If there is any Dispute between the Parties on the final Annual Plan and Budget the matter shall be referred for resolution in accordance with
     ARTICLE 19.

8.8 In the event that any SUMF Items are not available at the planned volume rates for any reason whatsoever, the Supplier shall implement the then current curtailment procedures

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

     followed by the Supplier and as specified in SCHEDULE 2 or 4. Unless otherwise provided in any Schedule hereto, such curtailment procedures will be based upon the following priorities, provided that the interests of the Purchaser are treated fairly: (i) safety; (ii) minimising adverse environmental impact; and (iii) sustaining the operations of the Site as a whole.

8.9 The Supplier shall have the right to impose curtailment selectively based upon the foregoing considerations regardless of the cause of the curtailment and without liability. However, nothing in this ARTICLE 8 shall permit the Supplier to curtail any SUMF Item based upon its business considerations. Purchaser may allocate such curtailed SUMF Items among Purchaser's operations as Purchaser determines in its sole discretion, subject to the operational or HSE constraints of Supplier.

8.10 If reasonably possible, the Supplier shall advise the Purchaser of any impending curtailment and the Parties shall cooperate to avoid or mitigate the effects of such curtailment in an economically efficient manner.

ARTICLE 9: LIABILITY AND INDEMNITY

9.1 For purposes of this ARTICLE 9, the following terms shall be defined as set forth below:

          "Employee" means any employee of the applicable Party.

          "Third Party Claim" means any claim initiated by a person (other than either Party, their Affiliates or their employees) against an indemnified Party, any of their respective Affiliates or any of their respective Employees.

          "Supplier Indemnitees" means the Supplier, its Affiliates, officers, directors, employees, agents, servants, and other representatives of each of them.

          "Purchaser Indemnitees" means the Purchaser, its Affiliates, officers, directors, employees, agents, servants, and other representatives of each of them.

9.2 (A) Each Party shall, except as provided in ARTICLES 9.2(B), 9.3(A)(iii), 9.3(B)(iii) and as set forth in ARTICLE 9.3(C), be responsible for any Loss or Damage to its property.

     (B) If any Loss or Damage to a SUMF Asset shall occur by reason of the Gross Negligence or Wilful Misconduct of a Party, such Party shall be responsible for the cost of the restoration of such SUMF Asset.

     (C) Each Party shall, except as provided in ARTICLE 9.3, be responsible for any Loss or Damage it may cause to any of its employees.

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

9.3 (A) Subject to the limitations set forth in this ARTICLE 9 and in ARTICLE 14, the Purchaser shall be responsible for and shall indemnify, defend and hold harmless the Supplier Indemnitees from and against the following:

          (i) any Loss or Damage of Supplier Indemnitees to any of the Purchaser's Employees attributable to (a) the Purchaser's negligence (excluding any Loss or Damage attributable to Supplier's negligence), or (b) the Purchaser's Gross Negligence or Wilful Misconduct, or (c) the Supplier's negligence in an act or omission with respect to performance of its obligations under this Agreement (but not the Supplier's Gross Negligence or Wilful Misconduct);

          (ii) any Loss or Damage of Supplier Indemnitees to any of the Supplier's Employees attributable to (a) the Purchaser's negligence or (b) the Purchaser's Gross Negligence or Wilful Misconduct;

          (iii) any Loss or Damage to any of the Supplier's property (excluding any SUMF Asset) attributable to the Purchaser's Gross Negligence or Wilful Misconduct;

          (iv) any Loss or Damage to any of the Purchaser's property (excluding any SUMF Asset) attributable (a) to the Supplier's negligence in an act or omission with respect to performance of its obligations under this Agreement (but not the Supplier's Gross Negligence or Wilful Misconduct) or (b) to the Purchaser's negligence, Gross Negligence or Wilful Misconduct;

          (v) any Loss or Damage of Supplier Indemnitees resulting from Third Party Claims attributable to (a) the Purchaser's negligence or
                (b) the Purchaser's Gross Negligence or Wilful Misconduct or (c) the Supplier's negligence in an act or omission with respect to performance of its obligations under this Agreement (but not the Supplier's Gross Negligence or Wilful Misconduct);

          (vi) any Loss or Damage of Supplier Indemnitees to any of Supplier's Employees while conducting activities under this Agreement, attributable to the Supplier's negligence in an act or omission with respect to performance of its obligations under this Agreement (but not the Supplier's Gross Negligence or Wilful Misconduct);

          (vii) any Loss or Damage of Supplier Indemnitees resulting from failure by the Supplier to comply with Legal Requirements in relation to performance of this Agreement limited to the amount chargeable under this Agreement to Purchaser in respect of SUMF Charges in any calendar year (if such Loss or Damage is incurred partly in relation to performance of this Agreement

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

                    and partly in conjunction with other activities of Supplier Indemnitees, the Purchaser shall only be liable hereunder for any equitable allocation of such Loss or Damage in the same manner Overheads are equitably allocated); provided nothing in this ARTICLE 9.3(A)(vii) shall provide for a duplication of recovery by Supplier;

          provided, however, that, except as provided in ARTICLE 14 and
          ARTICLE 9.7, the Purchaser's aggregate liability for any Loss or Damage arising under ARTICLE 9.3(A)(ii)(b) or 9.3(A)(iii) shall not
          (i) in any calendar year exceed 25% of the SUMF Charges in the preceding calendar year (in the first calendar year, 25% of the SUMF charges for that calendar year); or (ii) for loss resulting from any single event, exceed 25% of the SUMF Charges in the calendar year in which the Loss or Damage first occurs.

     (B) Subject to the limitations set forth in this ARTICLE 9 and in ARTICLE 14, the Supplier shall be responsible for and shall indemnify, defend and hold harmless the Purchaser Indemnitees from and against the following:

          (i) any Loss or Damage of Purchaser Indemnitees to any of the Supplier's Employees attributable to the Supplier's Gross Negligence or Wilful Misconduct;

          (ii) any Loss or Damage of Purchaser Indemnitees to any of the Purchaser's Employees attributable to the Supplier's Gross Negligence or Wilful Misconduct;

          (iii) any Loss or Damage to any of the Purchaser's property (excluding any SUMF Asset) attributable to the Supplier's Gross Negligence or Wilful Misconduct; and

          (iv) Any Loss or Damage of Purchaser Indemnitees resulting from Third Party Claims attributable to the Supplier's Gross Negligence or Wilful Misconduct;

          provided, however, that, except as provided in ARTICLE 14 and ARTICLE 9.7, the Supplier's aggregate liability for any Loss or Damage arising under ARTICLE 9.3(B) shall not (i) in any calendar year, exceed 25% of the SUMF Charges in the preceding calendar year (in the first calendar year, 25% of the SUMF charges for that calendar year); or (ii) for loss resulting from any single event, exceed 25% of the SUMF Charges in the calendar year in which the Loss or Damage first occurs.

     (C) If Supplier shall suffer Loss or Damage to SUMF Assets as a result of the negligence (but not Gross Negligence or Wilful Misconduct) of Purchaser or Supplier, Supplier shall be responsible to restore such SUMF Asset and Purchaser shall reimburse Supplier for and in an amount equal to (i) the cost to restore such SUMF Asset, multiplied by (ii) the fraction equal to the Purchaser's Firm Capacity

                                      20        PERNIS SNR FORWARD SUMF (RESINS)

          Reservation for such SUMF Asset compared to the total site capacity of such SUMF Item or other relevant allocation key or keys specified in
          SCHEDULE 6. To cover the risk of the Purchaser having, pursuant to the provision immediately above, to bear a proportion of the cost of restoring a SUMF Asset in respect of which the Supplier has sustained Loss or Damage, the Purchaser shall insure or, with Supplier's consent, self-insure.

     (D)  Subject to the indemnity given by the Purchaser to the Supplier in
          ARTICLE 9.3(A)(iv)(a) each party waives and releases the other Party from and against any and all Loss or Damage to such Party's assets, excluding any SUMF Asset, resulting from the negligence (but not Gross Negligence) of the other Party.

9.4 A Party shall promptly notify the other Party of any claim made against it arising out of matters covered in this ARTICLE 9. Once the indemnifying Party accepts its indemnity obligation, it may, at its own cost, conduct negotiations for the settlement of any claim made against the indemnified Party, and any litigation that may arise therefrom in such reasonable manner as the other Party shall from time to time approve, such approval not to be unreasonably withheld or delayed. The indemnified Party shall not make any admission which is prejudicial to the indemnifying Party unless the indemnifying Party has failed to accept its indemnity obligations within 20 days after having been requested to do so.

9.5 Notwithstanding anything to the contrary contained in this Agreement, under no circumstance shall a Party or any of its Affiliates be held liable to the other Party or any of the other Party's Affiliates for any loss of profit, loss of use, loss of production, loss of contracts or for any other indirect or consequential damage that may be suffered by the other, or for any special, exemplary or punitive damages.

9.6 Any SUMF Items procured from a Third Party as indicated in the relevant Schedules will be provided by the Supplier to the Purchaser under the same terms and conditions applicable between the Supplier and the Third Party and, to the extent so supplied, the Supplier shall have no liability with respect to the supply or performance of such SUMF Items.

9.7 Notwithstanding any other provision of this Agreement, each Party shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the other Party and its Affiliates from and against any and all Environmental Loss or Damage including other Loss or Damage to an Environmental Protection System, (after giving effect to any recoveries from Third Parties) in any way resulting from or attributable to a product, material, feedstock or off-take owned by such Party or its Affiliates; provided however, that neither Party shall be required to indemnify the other Party for any Environmental Damage (as defined in the Environmental Agreement) for which such other Party is entitled to indemnification under the Environmental Agreement.

9.8 Any liability of one Party to the other Party under this ARTICLE 9 shall expire two years after the date on which the act or omission giving rise to such Party's liability first

                                      21        PERNIS SNR FORWARD SUMF (RESINS)
     occurred, unless the Party makes a claim within such two year period, and no claim, demand, action or proceeding shall be brought or initiated by the claiming Party against the other Party thereafter; provided, however, that the liability of a Party under ARTICLE 9.7 shall not be so limited.

9.9 The foregoing indemnities set forth in this Article 9 are intended to be enforceable against the Parties in accordance with the express terms and scope thereof.

9.10 The provisions of this ARTICLE 9 are for the benefit of the Purchaser Indemnitees and the Supplier Indemnitees and no other party shall be entitled to any benefit of the provisions of this ARTICLE 9.

ARTICLE 10: TERM AND TERMINATION; REDUCTION OF CAPACITY RESERVATION

10.1 This Agreement shall be of full force and effect on and from the Effective Date and shall continue for an initial term of twenty (20) years from the Effective Date and shall be automatically renewed thereafter for extension terms of five (5) years each, unless terminated earlier as provided for in this Agreement.

10.2 The Purchaser may terminate this Agreement in its entirety as to one or both of its Plants in any of the following circumstances:

     (A) if a Bankruptcy Event occurs and is continuing in relation to the Supplier and the Supplier does not provide adequate assurances to the Purchaser within thirty (30) days of the occurrence of the Bankruptcy Event that the Supplier will continue to provide all SUMF Items to the Purchaser on the terms and conditions of this Agreement;

     (B) with twelve (12) months' prior written notice, following the decision by the Purchaser to discontinue its operations at such Plant or Plants; and

     (C) with three (3) years' prior written notice, effective at the end of the initial twenty (20) year term or at the end of any five (5) year extension term, as the case may be.

10.3 Unless otherwise provided in a Schedule to this Agreement, the Purchaser may terminate this Agreement as to the supply of an individual SUMF Item at one or both of its Plants in any of the following circumstances, provided always that no supply of Sole Supplier SUMF may be terminated by the Purchaser without terminating this Agreement as a whole as to one or both of its Plants:

     (A) if a Bankruptcy Event occurs and is continuing in relation to the Supplier and the Supplier does not provide adequate assurances to the Purchaser within thirty (30) days of the occurrence of the Bankruptcy Event that the Supplier will continue to

                                      22        PERNIS SNR FORWARD SUMF (RESINS)
          provide the particular SUMF Item to the Purchaser on the terms and conditions of this Agreement;

     (B) if, for reasons other than Force Majeure, a continuing material non-conforming performance occurs as to the Supplier's provision of a SUMF Item for more than thirty (30) days and the Purchaser has given the Supplier written notice of such non-conforming performance and within thirty (30) days thereafter such unsatisfactory performance has not been corrected or the Supplier has not developed and implemented a plan of corrective action reasonably satisfactory to the Purchaser to prevent the reoccurrence of such non-conforming performance;

     (C) with ninety (90) days' prior written notice, or such other notice period as is provided in a Schedule for any Short Term SUMF Item;

     (D) with three (3) years' prior written notice, or such other notice period as is provided in a Schedule for any Long Term SUMF Item; and

     (E) with at least thirty (30) days' prior written notice, upon the occurrence of at least three (3) Force Majeure events (other than Force Majeure events caused by "Acts of God" including Acts of God affecting any supplier or vendor to Supplier) that occur with respect to such particular SUMF Item during any twelve (12) months period.

10.4 If the Purchaser or the Supplier requests a change in the nature, quantity or type of any SUMF Item provided hereunder, the other Party shall use reasonable efforts to accommodate such request but with no obligation to make such change. In the event of the charge for a particular SUMF Item being based upon the Purchaser's Firm Capacity Reservation, the Purchaser shall have the right with respect to such SUMF Item upon ninety (90) days advance written notice in the case of a Short Term SUMF Item (or such other period as may be required to terminate such Short Term SUMF Item under the applicable Schedule) and three (3) years advance written notice in the case of a Long Term SUMF Item (or such shorter period as may be required to terminate such Long Term SUMF Item under the applicable Schedule) to reduce its Firm Capacity Reservation for such SUMF Item and, when reduced, to receive a pro rata reduction in the Direct Site Costs, Overheads, Infrastructure Fees and such other costs that are allocated based on the Purchaser's share of the aggregate of firm capacity reservations for such SUMF Item in respect of all Users. There shall be no minimum or maximum limit on the extent of the reduction except as the Supplier may require for the protection of HSE. Termination cost (i.e. disconnection cost and redundancy cost, as the case may be) associated with the reduction of the Firm Capacity Reservation for a Long Term SUMF Item will be dealt with as if such SUMF Item were terminated and the provisions of Article 10.8 shall apply thereto.

10.5 The Supplier may terminate this Agreement in its entirety in any of the following circumstances:

                                      23        PERNIS SNR FORWARD SUMF (RESINS)

     (A) if a Bankruptcy Event occurs and is continuing in relation to the Purchaser and the Purchaser does not provide the Supplier with adequate assurance (such as an advance payment or letter of credit or such other security as is acceptable to Supplier) of continued payment of the SUMF Charges for all SUMF Items within thirty (30) days of the occurrence of the Bankruptcy Event;

     (B) if the Purchaser fails to pay any SUMF Charge within three (3) months of the date when such payment fell due, and (i) such failure continues for an initial period of at least thirty (30) days after written notice from the Supplier and (ii) further continues for an additional period of at least ten (10) days following a second written notice from the Supplier which second notice may be given at any time following the expiration of the first thirty (30) day period but the Supplier shall not be entitled to terminate this Agreement pursuant to this provision when the Purchaser has in good faith referred any disputed SUMF Charge for resolution in accordance with ARTICLE 7.2(H) or ARTICLE 19, and made payment to the Supplier of any part of the SUMF Charge not the subject of the Dispute;

     (C) with at least twenty-four (24) months' prior written notice or, if that is impossible, with as much notice as is possible under the circumstances and in any event promptly after the Supplier has made such decision, if the Supplier decides to cease operations of all or substantially all of its SUMF Assets at the Site and does so cease such operations; and

     (D) with three (3) years' prior written notice, effective at the end of the initial twenty (20) year term of this Agreement or at the end of any five (5) year extension term, as the case may be.

10.6 Unless otherwise provided in a Schedule to this Agreement, the Supplier may terminate this Agreement as to the supply of an individual SUMF Item in any of the following circumstances, provided that no supply of Sole Supplier SUMF may be terminated by the Supplier without terminating this Agreement as a whole:

     (A) if a Bankruptcy Event occurs and is continuing in relation to the Purchaser and the Purchaser does not provide the Supplier with adequate assurance (such as an advance payment or letter of credit or such other security as is acceptable to Supplier) of continued payment of the SUMF Charges for all SUMF Items within thirty (30) days of the occurrence of the Bankruptcy Event;

     (B) if the Purchaser without proper justification fails to pay any SUMF Charge for such individual SUMF Item within three (3) months of the date when such payment fell due, and such failure continues for an initial period of at least thirty (30) days after written notice from the Supplier, but the Supplier shall not be entitled to terminate this Agreement pursuant to this provision when the Purchaser has in good faith referred any disputed SUMF Charge for an individual SUMF Item for resolution in accordance with ARTICLE 7.2(H) or ARTICLE 19, and has made

                                      24        PERNIS SNR FORWARD SUMF (RESINS)
          payment to the Supplier of any part of the SUMF Charge not the subject of the Dispute;

     (C) with at least twelve (12) months' prior written notice or, if that is impossible, with as much notice as is possible under the circumstances and in any event promptly after the Supplier has made such decision, if the Supplier decides to cease the supply to the entire Site of such SUMF Item SUMF and does so cease such supply and such SUMF Item is not a Sole Supplier SUMF Item;

     (D) with ninety (90) days' prior written notice, or such other notice period as is provided in SCHEDULE 2, for any Short Term SUMF Item; provided, however, that such termination of a Short Term SUMF Agreement by the Supplier may occur only on or after December 31, 2002 (or such other initial period of duration as may be expressly specified in the applicable Schedule for such SUMF Item); and provided further, however, that the effective date of any such termination shall in all events occur on the last day of the calendar year which follows such ninetieth day;

     (E) with three (3) years' prior written notice effective at the end of the initial period of twenty (20) years or at the end of any extension period of five (5) years, as the case may be, for any Long Term SUMF Item; and

     (F) with at least thirty (30) days' prior written notice, upon the occurrence of at least three (3) Force Majeure events (other than Force Majeure events caused by "Acts of God", including Acts of God affecting any third party supplier or vendor to the Purchaser) that occur with respect to the same operating unit of Purchaser and with respect to the same SUMF Item, during any twelve (12) months period.

10.7 Upon the termination of the supply of a Short Term SUMF Item to a Plant by Purchaser, the Supplier shall physically disconnect from that SUMF Item's delivery system to the Plant and shall pay all costs associated with the physical disconnection. Upon the termination of a Short Term SUMF Item by the Supplier pursuant to ARTICLE 10.5(A) or 10.6(A) due to a Bankruptcy Event of Purchaser or pursuant to ARTICLE 10.5(B) or 10.6(B) due to a payment default by Purchaser under this Agreement, the Supplier shall physically disconnect from that SUMF Item's delivery system and Purchaser shall pay all costs associated with the physical disconnection. Upon the termination of the supply of a Long Term SUMF Item to a Plant, the Purchaser shall physically disconnect from that SUMF Item's delivery system to the Plant in the time and manner instructed by the Supplier. The Purchaser shall pay the costs associated with the physical disconnection, if a Long Term SUMF Item was terminated (i) by Purchaser pursuant to
     ARTICLE 10.2(B) or 10.3(D) or (ii) by Supplier pursuant to ARTICLE 10.5(A), 10.5(B), 10.6(A) or 10.6(B). Each Party agrees to cooperate with the other Party in order to facilitate disconnection and minimize disconnection costs. The Supplier shall pay the costs associated with the physical disconnection of the Long Term SUMF Item that are not required to be paid by the Purchaser as provided in the preceding sentence. Notwithstanding the other provisions of this ARTICLE 10.7, the costs associated with the physical disconnection of all

                                      25        PERNIS SNR FORWARD SUMF (RESINS)

     SUMF Items at the termination of this Agreement under ARTICLE 10.2 (C) or
     10.5 (D) or upon termination of the supply of an individual SUMF Item under
     ARTICLE 10.6(E) shall be paid one half by the Purchaser and one half by the Supplier.

10.8 In the event of termination of this Agreement pursuant to ARTICLE 10.2(A), 10.2(B), 10.3, 10.5(A), 10.5(B), 10.5(C) or upon termination of the supply of an individual SUMF Item under ARTICLE 10.6, the Supplier may terminate the employment of any member of its or any of its Affiliates' staff substantially involved in the provision of SUMF Items to the Purchaser under this Agreement. In the event of termination of this Agreement as to the supply of an individual SUMF Item pursuant to ARTICLE 10.6, and in the event of a reduction in the Purchaser's Firm Capacity Reservation pursuant to ARTICLE 10.4, the Supplier may terminate the employment of any member of its or any of its Affiliates' staff substantially involved in the provision of the relevant SUMF Item. In the case of the termination by the Supplier of employment of any member of its staff as a result of termination of this Agreement under ARTICLE 10.2(B), 10.5(A), 10.5(B), 10.6(A) and 10.6(B) or a
     reduction in the Purchaser's Firm Capacity Reservation under ARTICLE 10.4, the Purchaser will indemnify the Supplier for any redundancy costs in accordance with ARTICLE 10.9; provided that such indemnity shall be on a pro rata basis in the proportion of the Purchaser's share of allocated manpower for its operation to the extent that any employee is not substantially involved in the provision of that individual SUMF Item. Notwithstanding the foregoing provisions of this ARTICLE 10.8 that set out the indemnity of Purchaser for certain redundancy costs of Supplier, at the termination of this Agreement under ARTICLE 10.2(C), 10.5(D), or upon the termination of an individual SUMF Item under ARTICLE 10.6(E) any redundancy costs of Supplier as determined in accordance with ARTICLE 10.9, shall be paid one half by the Purchaser and one half by the Supplier.

10.9 In the event of termination of this Agreement whether in its entirety as to one or both Plants or as to the supply of an individual Item of SUMF pursuant to any of ARTICLES 10.2(B), 10.2(C), 10.3(D), 10.3(E), or 10.5(A),
     10.5(B), 10.5(D), 10.6(A), 10.6(B), and 10.6(E) with respect to any member of staff terminated in accordance with ARTICLE 10.8 who (i) in the case of the termination of this Agreement in its entirety, was substantially involved in the provision to the Purchaser of a Long-Term SUMF Item or Sole Supplier SUMF or (ii) in the case of the termination of this Agreement as to the supply of an individual Long Term SUMF Item or of a reduction in the Firm Capacity Reservation as to a Long Term SUMF Item, was substantially involved in the provision to the Purchaser of such SUMF Item, the Purchaser will indemnify the Supplier in full against all and any liabilities, losses, costs, damages, expenses, demands and claims relating to

     (a) compensation and remuneration (including benefit entitlements and social charges whether contractual or statutory) arising from or in connection with (i) the period of employment from the date of termination of the SUMF Item to the date of such decision to terminate the Employee and (ii) the relevant notice period applicable to the relevant employee in accordance with the Supplier's applicable policy and

                                      26        PERNIS SNR FORWARD SUMF (RESINS)

      (b) the termination of his employment provided (i) the Supplier shall make any decision regarding the termination of employment and notify the Purchaser accordingly within 180 days of notification of the termination of the Agreement or the termination of the supply of an individual Item of SUMF; and (ii)the Supplier has used reasonable endeavours, but has failed, to find suitable alternative employment on the Site for the employee prior to notifying the employee of his dismissal in accordance with Dutch law and with his contract of employment; (iii) an employee who is transferred by the Supplier to an Affiliate as a result of any such termination shall not be considered a terminated employee for purposes of this Agreement unless such transfer results in severance costs in which case the Purchaser shall indemnify the Supplier for such severance costs in accordance with this ARTICLE 10.9; and (iv) and notwithstanding the provisions of ARTICLE 10.9(a) the severance cost arising out of the termination of such employee's employment shall be computed by reference to the total length of service of such employee with the Supplier or any of its Affiliates prior to the date of such decision to terminate the employee's employment and not by reference to the period specified in ARTICLE 10.9(a).

      Notwithstanding the foregoing provisions of this ARTICLE 10.9 that set out payment of certain costs by Purchaser, at the termination of this Agreement under ARTICLE 10.2(C) or 10.5(D) or upon termination of the supply of an individual SUMF Item under Article 10.6(E) any redundancy costs of Supplier as determined in accordance with ARTICLE 10.9, shall be paid one half by the Purchaser and one half by the Supplier.

10.10 Each Party shall exercise its reasonable efforts to minimise any adverse effect to the other Party resulting from the termination of the rendering, in whole or in part, of any SUMF Items under this Agreement. Each Party agrees to cooperate with the other Party in order to facilitate any disconnection and minimise disconnection costs and termination costs. In the event the Supplier purports to cease to provide any Long Term or Sole Supplier SUMF Item during the ten-year period following the Effective Date as a result of its cessation of operations of all or substantially all of its SUMF Assets at the Site or its cessation of supply to the entire Site of such SUMF Item, the Supplier shall continue to provide the Purchaser with such SUMF Item for the balance of the ten-year period on a basis which is the economic equivalent of the Supplier's supply to the Purchaser of such SUMF Item prior to the Supplier's cessation of operations or supply. The manner in which the Supplier continues to provide such SUMF Item on an economically equivalent basis shall be within the Supplier's sole discretion and may include the transfer by the Supplier of SUMF Assets, the assignment of all or part of this Agreement to Third Parties, the investment in alternative assets and the procurement of comparable items from Third Parties. In the event such termination occurs following the tenth anniversary of the Effective Date, the provisions of ARTICLE
      10.11 shall apply to Supplier's provision of SUMF Items.

10.11 Upon termination of this Agreement, the Parties, acting reasonably and in good faith, shall negotiate for the continued provision of any essential SUMF Items on commercially competitive terms and conditions, including price, which shall in any event be sufficient

                                      27        PERNIS SNR FORWARD SUMF (RESINS)
      to provide the Supplier with full recovery of its cash costs plus a return on capital and capital reimbursement consistent with the other SUMF infrastructure charges contained in this Agreement. In addition, if such termination occurs any time after the tenth anniversary of the Effective Date,

      (a) the Supplier shall consider, without obligation, the same alternatives which it may consider upon termination of the provision of SUMF Items during the ten-year period commencing with the Effective Date pursuant to ARTICLE 10.10; and

      (b) the Purchaser shall have the right to continue to receive from the Supplier any essential Long Term or Sole Supplier SUMF Items for which the Purchaser cannot obtain a reasonable alternative source elsewhere.

10.12 Subject to ARTICLES 10.10 and 10.11 any termination of this Agreement, in whole or in part, including the termination of the supply of an individual SUMF Item and any reduction in the Purchaser's Firm Capacity Reservation for a SUMF Item, shall be final.

10.13 Termination of this Agreement under this ARTICLE 10 shall not affect the provisions of ARTICLES 6 (as to audit rights), 9, 10.7, 10.8, 10.9, 10.10, 10.11, 10.12, 10.13, 10.14, 10.15, 10.16, 11, 12, 14, 17.4, 19, 23, 25,
      26, 27, 28 and 29 which shall continue in full force and effect.

10.14 Within 60 days after termination of this Agreement as to one or both Plants, the Supplier shall provide a final reconciliation of SUMF Charges. Any overcharges or undercharges shall be paid by the Party owing the same within twenty (20) days following the final reconciliation (after any required adjustments have been made). The final recalculation shall be broken down in such detail as the Purchaser may reasonably request and as the Supplier can reasonably provide. From the due date of the reconciliation payment, interest will accrue at the Default Rate. The Parties shall meet to resolve any dispute relating to the final reconciliation as expeditiously as possible in accordance with ARTICLE 19.

10.15 Termination of this Agreement as to one or both Plants and termination of the supply of any individual SUMF Item shall be without prejudice to the accrued rights and liabilities of the Parties at the time of such termination and all provisions of this Agreement necessary for the full enjoyment thereof shall survive termination for the period so necessary.

10.16 Notwithstanding the foregoing provisions of this ARTICLE 10, if there is a Dispute regarding the termination of this Agreement or a SUMF Item, no termination shall occur until sixty (60) days following resolution of the Dispute (i) under ARTICLE 19 or ARTICLE 7.2 (H), as applicable or (ii) by written agreement of the Parties; provided, however that the additional sixty (60) day period in this sentence shall be ten (10) days if the termination of this Agreement or a SUMF Item is by the Purchaser under
      ARTICLE 10.2(A) or ARTICLE 10.3(A) or (B) or is by the Supplier under
      ARTICLE 10.5(A), 10.5(B), 10.6(A) or 10.6(B).

                                      28        PERNIS SNR FORWARD SUMF (RESINS)

ARTICLE 11: INTELLECTUAL PROPERTY RIGHTS

11.1 Neither this Agreement nor the performance by any of the Parties of its duties hereunder shall operate to convey, license or otherwise transfer from one Party to another any patent, know-how, trade secrets or other intellectual property rights.

11.2 The copyright and any other industrial property rights and property in any Confidential Record or other material supplied under this Agreement shall, in the absence of any express provision to the contrary thereon, remain with the disclosing Party.

ARTICLE 12: CONFIDENTIALITY

12.1 Subject to ARTICLE 12.2, each Party shall treat as strictly confidential (and shall not disclose) all information received or obtained as a result of entering into or performing this Agreement which relates to:

      (A)  the provisions of this Agreement;

      (B)  the negotiations relating to this Agreement;

      (C)  the performance of this Agreement;

      (D)  the other Party or any aspect of its business or operations; or

      (E)  the subject matter of this Agreement.

12.2 Either Party may disclose information which would otherwise be confidential if and to the extent:

      (A) required by the law of any jurisdiction to which the disclosure is subject;

      (B) required by any securities exchange or agency to which either Party is subject, wherever situated, whether or not the requirement has the force of law; provided that the disclosing Party requests in accordance with applicable rules confidential treatment of such information by any such securities exchange or agency to whom such information is required to be disclosed;

      (C) disclosed on a strictly confidential basis to the professional advisers or auditors of the Party or to any actual or potential bankers or financiers of that Party;

      (D) disclosed on a strictly confidential basis to an Affiliate or Affiliates;

      (E) disclosed on a strictly confidential basis to bona fide potential or actual purchasers of a proprietary interest in or potential or actual operators of either the Plant or the Site;

                                      29        PERNIS SNR FORWARD SUMF (RESINS)

     (F) disclosed to the corporate shareholders or other equity owners of the Parties;

     (G) that the information is lawfully known to the Party (without binder of secrecy) at the time of disclosure; or

     (H) that the information has come into the public domain through no fault of that Party;

     (I) that the other Party has given prior written approval to such disclosure; or

     (J) disclosed to the extent necessary to seek enforcement of, or to defend, the contractual rights or obligations of a Party under this Agreement, any Transaction Documents, the IPTLA or other related agreements, or to satisfy an obligation or duty under this Agreement.

12.3 If the Purchaser should wish to disclose confidential information to a potential Third Party operator of the Plant, it shall first obtain the permission of the Supplier as to the information that can be disclosed, which permission shall not be unreasonably withheld.

12.4 The restrictions contained in ARTICLE 12.1 shall continue to apply for two
     (2) years (except for the restriction provided in ARTICLE 12.1 (D), which shall continue to apply for five (5) years) after (i) the termination of this Agreement or (ii) the termination of an individual SUMF Item; provided that the two year period shall not apply to disclosures of information relating to such SUMF Item made only to an alternative SUMF provider or potential alternative SUMF provider on a strictly "need to know basis".

                                      30        PERNIS SNR FORWARD SUMF (RESINS)

ARTICLE 13: ADDITIONAL SUMF AND CAPITAL IMPROVEMENTS TO SUMF ASSETS

13.1 The Purchaser may submit from time to time to Supplier written requests for Supplier to undertake capital improvement projects relating to the supply of SUMF Items. Any such request shall specify in reasonable detail the capital improvements to be made, any permits that may be required, the estimated cost of such capital improvements, any proposed changes to this Agreement, and any other relevant information relating to such capital improvement project. Supplier agrees that it will consider in good faith any such request, but Supplier shall have no obligation to agree to undertake any such capital improvement project and may reject any request by Purchaser. Supplier shall provide Purchaser a written explanation for a rejection. If Supplier agrees to undertake any such capital improvement project, Purchaser shall be entitled to receive the additional capacity of a SUMF Item generated by such capital improvement and Purchaser shall be responsible for all costs associated with such project, without duplication of other amounts paid or payable by Purchaser under this Agreement including (a) the cost of completing the capital improvements, (b) Supplier's costs and expenses incurred in connection with such project, and
     (c) any increased costs of operation suffered by Supplier as a result of such project.

     Notwithstanding the foregoing, the Purchaser has the right, provided there is no unreasonable disruption to any other of the Supplier's operations, to obtain from other sources, including in-house production by the Purchaser, such new or additional requirements of the relevant SUMF Item as the requested project was to cover.

     Any reasonable costs incurred by the Supplier (not including any additional charge for services by persons whose services are included in SUMF Charges irrespective of the required evaluation) or affiliates of Supplier in evaluating a requested capital improvement project shall be reimbursed to the Supplier by the Purchaser; provided that when incurring such costs the Supplier has acted on a Commercially Reasonable basis.

13.2 If a capital improvement to a SUMF Asset is required by applicable law or HSE regulations solely because of the Purchaser's process, products or by-products, the costs directly related to such capital improvement shall be borne by the Purchaser.

13.3 If the Purchaser determines and notifies the Supplier, within the first twelve months following the Effective Date, that a service has historically been supplied by the Supplier but such service is not included in this Agreement, the Supplier shall make such service available to the Purchaser at a price and on terms mutually agreeable, but following the same concepts as to Direct Site Costs, Variable Costs and Infrastructure Charges as set forth herein.

                                      31        PERNIS SNR FORWARD SUMF (RESINS)

ARTICLE 14: DAMAGE TO SUMF ASSETS

14.1 If SUMF Assets are damaged or destroyed, the owner of the SUMF Asset shall timely restore such asset as soon as is practical following the damage or destruction.

14.2 If the owner does not timely fulfill its obligation to restore the SUMF Asset, the other Party may at its discretion take such other reasonable measures as are necessary or useful to find an alternative source for any relevant SUMF Item or its equivalent for the benefit of all Users on a temporary basis until such restoration is complete.

14.3 The Party causing damage to a SUMF Asset as a result of its Gross Negligence or Wilful Misconduct shall assume liability for any incremental costs of such alternative SUMF Items so that the Users of such SUMF Items other than such Party or its Affiliates pay the same amount for such SUMF Items during such temporary period as such Users paid prior to the damage or destruction of the relevant SUMF Assets.

ARTICLE 15: METERING OF SUPPLY, CONSUMPTION AND DELIVERY

15.1 The quantities of certain SUMF Items supplied hereunder shall be measured by a Meter. The Meter shall be installed, owned and operated at the expense of the Party indicated in SCHEDULE 2 as the Meter owner. The Meter owner shall read the Meter on a regular basis as described in SCHEDULE 2 and shall promptly advise the other Party in writing of the reading. Such readings shall form the basis for preparing the Supplier's invoices pursuant to ARTICLES 5, 6 and 7.

15.2 The Parties acknowledge that the Meters are not normal custody transfer meters. The Meter owner shall, at its expense, perform normal maintenance procedures to maintain the accuracy of its Meters. Each Meter shall be tested for accuracy and calibrated regularly per industry standards as specified in SCHEDULE 2 by the Meter owner at its expense. The Meter owner shall give the other Party a written schedule of calibration test times, and the other Party shall have the right to have its representative present to observe each calibration test. If the other Party desires to conduct more frequent calibration tests, such Party may request that more frequent tests be conducted, in which case the Meter owner will perform or cause to be performed such tests at the other Party's expense.

15.3 Following any calibration test made pursuant to this ARTICLE 15, the Meter owner at its expense shall restore an inaccurate component to a condition of accuracy or replace such component as soon as reasonably practical. If the level of inaccuracy exceeds that specified in SCHEDULE 2, the readings affected by said component shall be corrected by the amount of the inaccuracy for the period which is definitely known to be affected by such inaccuracy. If the period is not definitely known and is not mutually agreed upon, the correction shall be made for a period one-half of the time elapsed between the last prior calibration test and the date the inaccuracy is corrected. Adjustments to a previously issued incorrect invoice shall be made promptly by the Supplier.

                                      32        PERNIS SNR FORWARD SUMF (RESINS)

15.4 The Parties acknowledge that special metering problems may arise which can be resolved by procedures other than those described in this ARTICLE 15. The Parties may, by mutual consent, establish special procedures for a specific problem or accept delivery quantities in a manner not described herein. Mutual consent for acceptance of one special procedure or delivery quantity will not set aside the provisions of this ARTICLE 15, nor imply acceptance by either Party of any special provision at a future time.

15.5 Should the Supplier or the Purchaser fail to obtain suitable measurement results from the Meter, the quantities of SUMF provided during the period in question shall be calculated by the other Party in the event that the other Party has installed its own check meter and it has been calibrated according to this ARTICLE 15 within ninety (90) days of the period in question. In the event that neither Party has obtained suitable measurement results, the amount of the relevant SUMF Item supplied in the period in question shall be estimated, using the average of delivered quantities for a period of time agreed upon by both Parties, or by any other means mutually agreed upon by both Parties. If a Party installs a check meter, the other Party shall have the right to have its representative at any calibration test of the check meter. A Party installing a check meter shall perform all maintenance and calibration tests of the check meter at its own expense, and shall furnish the other Party with all readings obtained from the check meter.

15.6 The Parties shall complete promptly the identification of all receipt and Delivery Points for the various SUMF Items described in SCHEDULE 2 and all drawings related thereto.

15.7 If there is no Meter at a Delivery Point the allocation method set out in
     SCHEDULE 6 shall be used. The Joint Operating Committee shall have the authority to update and/or correct any allocation method, with any updating and/or corrections being adjusted prospectively. Either Party may, at its own expense, install a Meter in lieu of allocation.

15.8 Methods for allocating line losses and differences resulting from measurement discrepancies shall be set out in SCHEDULE 2 and SCHEDULE 3.

ARTICLE 16: JOINT OPERATING COMMITTEE

16.1 The Supplier and the Purchaser shall jointly establish the Joint Operating Committee to review the operation of this Agreement and the supply of SUMF hereunder in an effort to ensure the smooth and efficient operation of this Agreement. The structure and role of the Joint Operating Committee is set out in SCHEDULE 5.

16.2 Every two (2) years, or as often as either Party may reasonably require, the Joint Operating Committee will review the overall effectiveness of this Agreement and will discuss possible opportunities for improvement.

ARTICLE 17: MISCELLANEOUS

17.1 Both Parties shall perform their respective duties under this Agreement (i) following standards applied by the industry in similar operations and in keeping with good industry

                                      33        PERNIS SNR FORWARD SUMF (RESINS)
     practice and in compliance with applicable law and (ii) in a manner each Party reasonably believes to be fair to the other Party.

17.2 The services under this Agreement shall be provided in accordance with Shell's HSE and Technical Standards.

17.3 The Parties will keep each other timely informed about planned turnarounds, shutdowns, major technical projects, capital expenditures and any other major events which in each case are relevant to the supply or cost of any SUMF Item and/or the operation of the Purchaser's Property. The Supplier shall take such Reasonable Actions within its control so as to minimise the impact to the Purchaser of any planned turnaround, shutdown, major technical project, capital expenditure and any other major event which may adversely impact the supply of any SUMF Item, without prejudice to health, safety and environmental standards. The Parties shall keep each other timely informed of any adjustments or changes to these plans.

17.4 Purchaser explicitly waives any rights to claim pursuant to this Agreement against Shell Nederland B.V. on the basis of the filing by Shell Nederland B.V. of a "verklaring van aansprakelijkheid" under Article 2:403 of the Dutch Civil Code.

ARTICLE 18: FORCE MAJEURE

18.1 A Party will not be in breach of this Agreement (except for breach of an obligation to pay money due and payable under this Agreement) to the extent:

     (A)  performance by the Party is delayed or prevented by Force Majeure;

     (B) the Party claiming relief under this Article promptly notifies the other Party of the circumstances giving rise to Force Majeure and their anticipated duration; and

     (C) the Party so claiming relief undertakes to take Reasonable Actions to remedy and overcome the cause of such Force Majeure as promptly as possible.

18.2 Upon remedying or overcoming the circumstances giving rise to Force Majeure, the Party claiming relief under this Article shall promptly notify the other Party of the termination of such Force Majeure condition.

18.3 If the Force Majeure in question prevails for a continuous period in excess of thirty (30) days after the date on which the Force Majeure begins, the Parties shall consult together with a view to determining mutually acceptable measures to overcome the difficulties arising therefrom.

18.4 "FORCE MAJEURE" means, in relation to either Party, an event, condition or circumstance beyond the reasonable control of that Party and without the fault or negligence of the Party claiming Force Majeure which causes a delay or disruption in the performance by such Party of any of its obligations under this Agreement including, without limitation:-

                                      34        PERNIS SNR FORWARD SUMF (RESINS)

     (A) fire, explosion or other disruption, mechanical breakdown, electrical shortage or blackout, decline or shortages of supply, and circumstances arising out of information technology not being millennium compliant; and

     (B)  lock-outs, strikes and other industrial disputes.

     For the avoidance of doubt, the settlement of a labour strike, lockout or any other kind of labour dispute is not within the reasonable control of the Party affected and the requirements of this Article shall not oblige that Party to settle a strike, lockout or other labour dispute on terms contrary to its wishes.

ARTICLE 19: DISPUTE RESOLUTION

19.1 Any Dispute arising out of or in connection with this Agreement, excluding Invoice Disputes subject to ARTICLE 7.2(H) shall be exclusively processed in accordance with this Article.

19.2 In the event of a Dispute, the Parties shall, within ten (10) days of a written request by either Party to the other Party, meet in good faith to resolve such dispute or differences.

19.3 Any Dispute which cannot be resolved by the Parties shall be submitted to the Joint Operating Committee which shall endeavour to amicably resolve the Dispute. The Parties shall provide the Joint Operating Committee with such information as it reasonably requires to enable it to determine the issues relevant to the Dispute.

19.4 Any Dispute which cannot be resolved by the Joint Operating Committee shall be submitted to the Steering Committee which shall endeavour to amicably resolve the Dispute. The Parties shall provide the Steering Committee with such information as it reasonably requires to enable it to determine the issues relevant to the Dispute.

19.5 Any Dispute which cannot be resolved by the Steering Committee shall be submitted to mediation before a mediator selected by the Steering Committee. The Parties shall bear their own costs for mediation and the costs of the mediator shall be borne equally. If the Parties are unable to select a mediator within fifteen (15) days or if the Dispute is not resolved as a result of the mediation within sixty (60) days (or such other period as may be agreed by the Parties), either Party may submit the matter to arbitration for final, binding and exclusive settlement by three arbitrators in accordance with the UNCITRAL Arbitration Rules, with the President of the ICC Court of International Arbitration to act as the appointing authority, or any other arbitration provided for in SCHEDULE 1, such arbitration to be held in the country where the Site is located at the place specified in SCHEDULE 1. Any arbitration decision pursuant to this
     ARTICLE 19 shall be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction. Costs incurred by the Parties in carrying on any arbitration proceeding hereunder (including reasonable attorneys' fees and arbitration fees) shall be determined by the arbitrator by reference to fault.

                                      35        PERNIS SNR FORWARD SUMF (RESINS)

19.6 Pending resolution of any Dispute, the Supplier shall consult with the Purchaser with regard to any change to the specification of any SUMF Item with which the Dispute is connected.

19.7 Resolution of any Dispute between the Parties involving payment of money by one Party to the other shall include payment of interest at the Interest Rate.

19.8 Each Party shall, in addition to all rights provided herein or provided by law, be entitled to the remedies of specific performance and injunction to enforce its rights hereunder.

ARTICLE 20: FURTHER ASSURANCE

20.1 Each Party shall at its own cost, from time to time on request, do or procure the doing of all acts and execute or procure the execution of all documents in a form satisfactory to the other Party which the other Party may reasonably consider necessary for:

     (A)  giving full effect to this Agreement; and

     (B) securing to the other Party the full benefit of the rights, powers and remedies conferred upon the other Party in this Agreement.

ARTICLE 21: COSTS AND EXPENSES

21.1 Save as otherwise stated in this Agreement, each Party shall pay its own costs and expenses in relation to the negotiation, execution and carrying into effect of this Agreement.

ARTICLE 22: ASSIGNMENT AND DELEGATION

22.1 The Purchaser shall be entitled to assign this Agreement, to any Affiliate or to a lender or lenders for security purposes so long as such lender is a bona fide financial institution with a business that includes lending money and has a net worth in excess of 100,000,000 USD, without the prior written consent thereto of the Supplier (and such lender or lenders shall have the right (without such prior written consent) to further assign this Agreement in connection with the exercise of their rights and remedies pursuant to such security agreements). Purchaser shall provide Supplier notice of such assignment promptly after any such assignment, but in any event within sixty (60) days of such assignment. Except as provided above in this
     ARTICLE 22.1, any other assignment of the Agreement by the Purchaser to a Third Party, shall require the consent of the Supplier, such consent not to be unreasonably withheld or delayed.

22.2 The Supplier shall be entitled to assign this Agreement to any Affiliate or Third Party without the prior written consent thereto of the Purchaser.

                                      36        PERNIS SNR FORWARD SUMF (RESINS)

22.3 Any assignment of this Agreement shall not relieve either Party of any obligation or liability incurred hereunder and remaining wholly or partially outstanding immediately prior to the time at which the assignment is to take effect.

22.4 Each Party agrees to execute and deliver to the other Party and, if applicable, its lenders, recognition and estoppel certificates, in form and content consistent with ordinary and common practice in transactions of the nature of this transaction, which instruments will state the status of this Agreement as to whether a default exists and will recognize any Third Party rights.

22.5 The Supplier may at its discretion procure from its Affiliates or any Third Party certain information, advice, services and SUMF Items which it is obliged to render or perform under this Agreement, or may delegate to any Affiliate or Third Party the performance of its rights and obligations under this Agreement, in order to assist the Supplier in the efficient execution of this Agreement provided that the person or company to whom delegation is made shall be capable of rendering the services.

ARTICLE 23: SEVERABILITY

23.1 If any of the provisions of this Agreement is or becomes illegal, void or unenforceable under the law of any jurisdiction, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall remain and continue in full force and effect. In such event, this Agreement shall be modified to provide the same benefits and burdens (including economic) that would have been provided had this provision been deleted. In the event that the Parties cannot agree on modifications, the Dispute shall be resolved pursuant to ARTICLE 19.

23.2 The invalidity of one or more provisions of this Agreement shall not affect:

     (A) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

     (B) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

ARTICLE 24: NO AGENCY OR PARTNERSHIP

24.1 Nothing contained in this Agreement and no actions taken by the Parties under this Agreement shall constitute a partnership, joint venture, association or other co-operative entity between the Parties or to authorise either Party to represent the other or to contract on behalf of the other Party. The Supplier is acting solely as an independent contractor and is not an agent of the Purchaser. The Supplier's provision of services and performance of its duties hereunder shall be under the sole supervision, control and direction of the Supplier and not the Purchaser.

                                      37        PERNIS SNR FORWARD SUMF (RESINS)

ARTICLE 25: REMEDIES AND WAIVER

25.1 The delay or failure of either Party at any time in exercising any right, power or remedy provided by law or under this agreement shall in no way:

     (A)  affect that right, power or remedy; or

     (B)  operate as a waiver of it.

25.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

25.3 The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

25.4 The Parties acknowledge that each of them has had adequate opportunity and bargaining strength to review, negotiate and revise this Agreement to its satisfaction. They each expressly agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

ARTICLE 26: ENTIRE AGREEMENT AND VARIATION

26.1 This Agreement constitutes the entire and only agreement between the Parties relating to the furnishing of SUMF Items by the Supplier to or for the Purchaser at the Site and supersedes any Pre-contractual Statement.

26.2 Each of the Parties acknowledges on its own behalf and on behalf of each of its Affiliates that, in agreeing to enter into this Agreement, it has not relied on any Pre-contractual Statement or any statement contained in any Transaction Document or the IPTLA (except those set out in this Agreement).

26.3 Without limiting any rights under any of the Transaction Documents or the IPTLA, each Party waives all rights and remedies which, but for this Article, might otherwise be available to it in respect of any such Pre-contractual Statement, provided that nothing in this Article shall limit or exclude any liability for fraud.

26.4 Any amendment or modification of this Agreement shall be ineffective unless reduced to writing and signed by or on behalf of a duly authorised representative of each of the Parties.

ARTICLE 27: NOTICES

27.1 All notices, requests, waivers, demands, directions and other communications required or permitted to be given under this Agreement shall be in writing and in English. This

                                      38        PERNIS SNR FORWARD SUMF (RESINS)
     provision shall not prevent communications relating to the operations of the Plant from being made in the language spoken in the jurisdiction in which the Plant is situated. Notices may be given in electronic form (including facsimile transmission and telex communications and e-mail) and shall be delivered personally, sent by facsimile transmission, or e-mail, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other Parties at their addresses set forth in the introductory paragraphs of this Agreement (or such other address for a Party as shall be specified by like notice from such Party to the other Party) and, in the case of the Purchaser with copies to:

          Shell Epoxy Resins, Inc.
          1600 Smith Street
          24th Floor
          Houston, Texas 77002
          Attention: President
          Telecopy: (713) 241-5333

          Apollo Management IV, L.P.
          1301 Avenue of the Americas
          New York, New York 10019
          Attention: Scott Kleinman
          Telecopy: (212) 515-3288

     All such notices and other communications shall be deemed to have been given and received, (i) in the case of personal delivery, delivery by facsimile transmission or e-mail, on the date of delivery, if delivered during business hours on a business day or, if not so delivered, the next succeeding business day (ii) in the case of delivery by nationally recognized overnight courier, on the second business day following dispatch and (iii) in the case of mailing, on the fifth business day following such mailing.

27.2 A Party may change its notice details on giving notice to the other Party of the change in accordance with this ARTICLE 27. That notice shall only be effective on the date falling three (3) clear Business Days after the notification has been received or such later date as may be specified in the notice. Any notice so delivered will comply with the terms of this
     ARTICLE 27.

ARTICLE 28: GOVERNING LAW

28.1 This Agreement shall be governed by and construed in accordance with the laws of England.

28.2 A person who is not a party to this Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

                                      39        PERNIS SNR FORWARD SUMF (RESINS)

ARTICLE 29: LANGUAGE

29.1 If this Agreement is translated into any language other than the English language, the English version of this Agreement shall prevail.

ARTICLE 30: COUNTERPARTS

30.1 This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

30.2 Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.


                          [INTENTIONALLY LEFT BLANK]

                                      40        PERNIS SNR FORWARD SUMF (RESINS)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

Signed by: Illegible         )
                             )
For and on behalf or         )
SHELL EPOXY RESINS           )
NEDERLAND B.V.               )


Signed by: Illegible         )
                             )
For and on behalf of         )
SHELL NEDERLAND              )
RAFFINADERIJ B.V.            )

                                                PERNIS SNR FORWARD SUMF (RESINS)